Calculation of Filing Fee Tables
S-8
Aclaris Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001 per share, Aclaris Therapeutics, Inc. 2024 Inducement Plan	Other	2,000,000	$ 4.055	$ 8,110,000.00	0.0001531	$ 1,241.64
Total Offering Amounts:						$ 8,110,000.00		$ 1,241.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,241.64
Offering Note
[1]	The amount registered represents the number of shares of common stock, par value $0.00001 per share ("Common Stock") of Aclaris Therapeutics, Inc. (the "Registrant") reserved for issuance under the Registrant's 2024 Inducement Plan. The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a per share price of $4.055, which is the average of the high and low prices per share of the Registrant's Common Stock on November 20, 2024, as reported on The Nasdaq Global Select Market. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Registrant's 2024 Inducement Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's Common Stock.